Exhibit 10.29

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (the “Agreement”) made and entered into this 9th day of September, 2020 (the “Execution Date”),

BETWEEN:

KD Holdings LLC of 1390 Gulf Blvd PH5 Clearwater Beach Florida 33767, and

Global Crossing Airlines LLC of 4200 NW 36th St, Miami, Fl, 33166

(individually the “Member” and collectively the “Members”).

BACKGROUND:

A.	The Members wish to enter into an association of mutual benefit and agree to jointly invest and set up a joint venture enterprise.

B.	This Agreement sets out the terms and conditions governing this association.

IN CONSIDERATION OF and as a condition of the Members entering into this Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, the Members agree as follows:

Formation

1.	By this Agreement the Members enter into a joint venture (the “Venture”) in the form of a general partnership in accordance with the laws of State of Florida.

Name

2.	The business name of the Venture will be GlobalX Ground Team.

Purpose

3.	The exclusive purpose of the Venture (the “Purpose”) will be Joint Partnership on Ground Handling.

Term

4.	The duration of this Venture (the “Term”) will begin on August 31, 2020 and continue in full force and effect until the occurrence of the following event:

•	Upon either party selling their 50% stake in the business.

•	Any sale of any stake in the business shall require the written consent of all members

•	All members will have a right of first refusal, with the ability to match, the sale of any interest by the other members.

5.	The Term may be extended with the unanimous consent of all Members.

Place of Business

6.	The principal office of the business of the Venture will be located at 4200 NW 36th St. Miami, Fl 33166 or such other place as the Members may from time to time designate.

Business Management

7.

The Venture will be directed, controlled and managed by a management committee (the “Management Committee”). Within the limits of the Purpose of the Venture and the terms of this Agreement, the Management Committee will have full authority to bind the Members in all matters relating to the direction, control and management of the Venture. Authority to bind the Venture in contract or in any third party business relation lies exclusively with the Management Committee, or its delegate.

8.

The Management Committee will consist of one representative (the “Representative”) for each Member unless otherwise agreed by all the Members. Each Representative will have the authority to bind their respective Member in decisions relating to the Venture. Each Member may replace its Representative or appoint a temporary alternate at its own discretion on reasonable notice to the remaining Members.

9.	All actions and decisions respecting the appointment of an accounting firm for the Venture require the consent and agreement of a majority of the Management Committee.

10.	A manager or managers may be appointed by the Management Committee where necessary or desirable. Duties of the managers will be determined by the Management Committee.

Management Duties

11.	Except as otherwise specified in this agreement, the duties and obligations of the Management Committee in relation to the Venture will include the following:

a.	managing the day to day business of the Venture;

b.	monitoring, controlling and directing the financial, business and operational affairs of the Venture;

c.	proper maintenance of books of account and financial records according to accepted accounting practices;

d.	monitoring, analyzing and acting on all issues over which it would have express or implied authority according to this Agreement; and

e.	all responsibilities attached to hiring of production and administration staff including any required labour negotiations, and all responsibilities attached to hiring of third party contractors.

Member Duties

12.	Each Member will be responsible for its respective duties as follows:

Member	Duties Description

KD Holdings LLC	KD Holdings will help run the day to day operation of the ground handling division.

Global Crossing Airlines LLC	Global Crossing Airlines will provide assistance and guidance to the operation

13.	Duties of Members may be amended, from time to time, by decision of the Members, provided that the Members’ interests are not affected except with the unanimous consent of the Members.

Capital Contributions

14.	Each of the Members has contributed to the capital of the Venture, in cash or property in agreed upon value, as follows (the “Capital Contribution”):

Member	Contribution Description	Agreed Value
KD Holdings LLC	KD Holdings will supply ground equipment that will be split 50/50 by both parties on an agreed mutual date after start up	$350,000.00 USD
Global Crossing Airlines LLC	Global Crossing Airlines will provide working capital	$350,000.00 USD

15.	All Members will contribute their respective Capital Contributions fully and on time.

Withdrawal of Capital

16.	No Member will have the right to demand or withdraw any portion of their capital contribution without the express written consent of the remaining Members.

17.	The Members will not be personally liable for the return of all or part of the Capital Contributions of a Member, except as otherwise provided in this Agreement.

Additional Capital

18.

Capital Contributions may be amended from time to time, according to the requirements of the Venture, by decision of the Members as recommended by the Management Committee. Where Members’ interests are affected, additional capital contributions (the “Additional Capital Contributions”) must have the unanimous consent of the Members.

19.

Any advance of money to the Venture by any Member in excess of the amounts provided for in this Agreement or subsequently agreed to as an Additional Capital Contribution will be deemed a debt due from the Venture rather than an increase in Capital Contribution of the Member. This liability will be repaid with interest at such rates and times to be determined by a majority of the Members. This liability will not entitle the lending Member to any increased share of the Venture’s profits nor to a greater voting power. Such debts may have preference or priority over any other payments to Members as may be determined by a majority of the Members.

Capital Accounts

20.

An individual capital account will be maintained for each Member and their initial Capital Contribution will be credited to this account. Any additional, approved contributions to the Venture’s capital made by a Member will be credited to that Member’s individual Capital Account.

Interest on Capital

21.

No borrowing charge or loan interest will be due or payable to any Member on any Capital Contribution or on their Capital Account despite any disproportion that may from time to time arise among the Capital Accounts of the Members.

Profit and Loss

22.	Subject to the other provisions of this Agreement, the net profits and losses of the Venture, for both accounting and tax purposes, will be distributed equally between the Members.

23.	Before any profits from the current year can be distributed to the Members, all losses from previous years must be resolved.

Books of Account

24.

Accurate and complete books of account of the transactions of the Venture will be kept in accordance with generally accepted accounting principles (GAAP) and at all reasonable times will be available and open to inspection and examination by any Member. The books and records of the Venture will reflect all the Venture’s transactions and will be appropriate and adequate for the business conducted by the Venture.

Banking and Venture Funds

25.

The funds of the Venture will be placed in such investments and banking accounts as will be designated by the Members. Venture funds will be held in the name of the Venture and will not be commingled with those of any other person or entity.

Contract Binding Authority

26.	No individual Member or group of Members will have any right or authority to act for or bind the Venture in contract or any manner whatsoever without the unanimous written consent of the Members.

Member Meetings

27.	Regular Member meetings will be held only as required. Minutes of the meetings will be maintained on file.

28.

Any Member can call a special meeting to resolve urgent issues that require a vote and that cannot wait for the next regularly scheduled meeting. When calling a special meeting, all Members must be provided with reasonable notice. Where a special meeting has been called, the meeting will be restricted to the specific purpose for which the meeting was called.

29.	All meetings will be held at a time and in a location that is reasonable, convenient and practical considering the situation of all Members.

30.	Any vote required by the Members will be determined such that each Member receives one vote carrying equal weight.

Amendments

31.	This Agreement may be amended only with the unanimous consent of all Members.

Admitting a new Member

32.

New Members may be admitted into the Venture only with the unanimous consent of the existing Members. The new Member agrees to be bound by all the covenants, terms, and conditions of this Agreement, inclusive of all current and future amendments. Further, a new Member will execute such documents as are needed or required for this admission. Any new Member will receive a business interest in the Venture as determined by all other Members.

Dissociation of a Member

33.

Where a Member is in breach of this Agreement and that Member has not remedied the breach on notice from the Venture and after a reasonable period then the remaining Members will have the right to terminate this Agreement with regard to that individual defaulting Member (an “Involuntary Withdrawal”) and take whatever action necessary to protect the interests of the Venture.

34.

If the Venture is harmed as the result of an individual Member’s action or failure to act, then that individual Member will be liable for that harm. If more than one Member is at fault then they will be jointly and severally liable for that harm.

35.	Each Member will indemnify the remaining Members against all losses, costs and claims that may arise in the event of the Venture being terminated as a result of breach of the Agreement by that Member.

36.

If a Member is placed in bankruptcy, or withdraws voluntarily from the Venture, or if there is an Operation of Law against a Member, the other Members will be entitled to proceed as if the Member had breached this Agreement.

37.	Distribution of any amount owing to a dissociated Member will be made according to the percentage of ownership as described in the Valuation of Interest or as otherwise may be agreed in writing.

Dissolution of the Joint Venture

38.	The Venture will be dissolved and its assets liquidated in the event of any of the following:

a. the Term expires and is not extended;

b. a unanimous vote by the Members to dissolve the Venture;

c. on satisfaction of the Purpose;

d. loss or incapacity through any means of substantially all of the Venture’s assets; or

e. where only one Member remains.

Liquidation

39.	On dissolution, the Venture will be liquidated promptly and within a reasonable time.

40.	On the liquidation of the Venture assets, distribution of any amounts to Members will be made in proportion to their respective capital accounts or as otherwise may be agreed in writing.

Valuation of Interest

41.

In the absence of a written agreement setting a value, the value of the Venture will be determined based on the fair market value appraisal of all Venture assets (less liabilities) in accordance with generally accepted accounting principles (GAAP) by an independent accounting firm agreed to by all Members. An appraiser will be appointed within a reasonable period of the date of withdrawal or dissolution. The results of the appraisal will be binding on all Members. A withdrawing Member’s interest will be based on the proportion of their respective capital account less any outstanding liabilities a Member may have to the Venture. The intent of this section is to ensure the survival of the Venture despite the withdrawal of any individual Member.

42.	No allowance will be made for goodwill, trade name, patents or other intangible assets, except where those assets have been reflected on the Venture books immediately prior to valuation.

Transfer of Member Interest

43.	The rights and obligations of a Member are not unique to this Venture and may be assigned without the consent of the remaining Members.

Management Voting

44.	Any management vote required will be determined such that each Representative receives one vote carrying equal weight unless otherwise agreed by all the Members.

Force Majeure

45.

A Member will be free of liability to the Venture where the Member is prevented from executing their obligations under this Agreement in whole or in part due to force majeure where the Member has communicated the circumstance of that event to any and all other Members and taken any and all appropriate action to mitigate that event. Force majeure will include, but not be limited to, earthquake, typhoon, flood, fire, and war or any other unforeseen and uncontrollable event.

Duty of Loyalty

46.

Provided a Member has the consent of the majority of the other Members, the Members to this Agreement and their respective affiliates may have interests in businesses other than the Venture. Neither the Venture nor any other Member will have any rights to the assets, income or profits of any such business, venture or transaction. Any and all businesses, ventures or transactions with any appearance of conflict of interest must be fully disclosed to all other Members. Failure to disclose any potential conflicts of interest will be deemed an Involuntary Withdrawal by the offending Member and may be treated accordingly by the remaining Members.

DISPUTE RESOLUTION

47.

If, at any time, members cannot unanimously agree on matters as they relate to operations, sale of assets or interests, fair market value, accounting, tax or strategy, they may elect to invoke a “Dispute Resolution Process”. Each person that is a party to such Dispute is referred herein as a “Disputing Party”. If the Disputing Parties are unable to resolve a Dispute within a reasonable period of time after the commencement of the Dispute, any Disputing Party may submit such Dispute to binding arbitration by notifying the other Disputing Parties (an “Arbitration Notice”). Arbitration pursuant to this shall be the exclusive method of resolving Disputes other than through agreement of the Disputing Parties.

48.

Any arbitration conducted shall be heard by a panel of three Arbitrators (“Arbitrators”). Each Party shall appoint one representative, with a mutually agreeable third representative. All of the Disputing Parties shall attempt to agree upon a mutually-acceptable Arbitrators. If they are unable to do so within twenty (10) days following delivery of the notice described in the immediately-preceding sentence, any Disputing Party may request the American Arbitration Association to designate the third Arbitrators.

49.

The Arbitrators shall expeditiously (and, if possible, within ten (10) days after the Arbitrator’s selection) hear and decide all matters concerning the Dispute. Any arbitration hearing shall be held in the City of Miami, Florida. The arbitration shall be conducted in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association (excluding rules governing the payment of arbitration, administrative or other fees or expenses to the Arbitrators or such Association), to the extent that such Rules do not conflict with the terms of this Agreement. Except as expressly provided to the contrary in this Agreement, the Arbitrators shall have the power (a) to gather such materials, information, testimony and evidence as it deems relevant to the dispute before it (and each Member will provide such materials, information, testimony and evidence requested by the Arbitrators, except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction or to an attorney-client or other privilege) and (b) to grant injunctive relief and enforce specific performance. If it deems necessary, the Arbitrators may propose to the Disputing Parties that one or more other experts be retained to assist it in resolving the Dispute. The retention of such other experts shall require the unanimous consent of the Disputing Parties, which shall not be unreasonably withheld. Each Disputing Party, the Arbitrators and any proposed expert shall disclose to the other Disputing Parties any business, familial or other relationship or Affiliation that may exist between such Disputing Party (or the Arbitrators) and such proposed expert; and any Disputing Party may disapprove of such proposed expert on the basis of such relationship or Affiliation. The decision of the Arbitrators (which shall be rendered in writing) shall be final, nonappealable and binding upon the Disputing Parties and may be enforced in any court of competent jurisdiction. The responsibility for paying the costs and expenses of the arbitration, including compensation to the Arbitrators and any experts retained by the Arbitrators, shall be allocated among the Disputing Parties in a manner determined by the Arbitrators to be fair and reasonable under the circumstances. Each Disputing Party shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Arbitrators determines that compelling reasons exist for allocating all or a portion of such costs and expenses to one or more other Disputing Parties.

50.	This section will survive for one year after the expiration or termination of this Agreement or dissolution of the Venture.

Language

51.	The Members expressly state that the English language is to be the language of choice for this Agreement and all other notices and agreements required by the Venture.

Insurance

52.	The Venture will insure all its assets against loss where reasonable and standard practice in the industry.

Indemnification

53.

Each Member will be indemnified and held harmless by the Venture from any and all harm or damages of any nature relating to the Member’s participation in Venture affairs except where such harm or damages results from gross negligence or willful misconduct on the part of the Member.

Liability

54.

No Member will be liable to the Venture or to any other Member for any error in judgment or any act or failure to act where made in good faith. The Member will be liable for any and all acts or failures to act resulting from gross negligence or willful misconduct.

Liability Insurance

55.

The Venture may acquire insurance on behalf of any Member, employee, agent or other person engaged in the business interest of the Venture against any liability asserted against them or incurred by them while acting in good faith on behalf of the Venture.

Covenant of Good Faith

56.	Members will use their best efforts, fairly and in good faith to facilitate the success of the Venture.

Joint Venture Property

57.

Where allowed by statute, title to all Venture property, including intellectual property, will remain in the name of the Venture. Where joint ventures are not recognized by statute as separate legal entities, Venture property, including intellectual property, will be held in the name of one or more Members. In all cases Venture property will be applied by the Members exclusively for the benefit and purposes of the Venture and in accordance with this Agreement.

Jurisdiction

58.	The Members submit to the jurisdiction of the courts of the state of Florida for the enforcement of this Agreement and for any arbitration award or decision arising from this Agreement.

Warranties

59.

All Members represent and warrant that they have all authority, licenses and permits to execute and perform this Agreement and their obligations under this Agreement and that the representative of each Member has been fully authorized to execute this Agreement.

60.	Each Member represents and warrants that this Agreement is not in violation of any and all agreements and constitutional documents of the individual Member.

Additional Clauses

61.	This will be a 50/50 partnership between Global Crossing Airlines LLC and KD Holdings LLC. Each party will own a 50% stake in the company.

Definitions

62.	For the purpose of this Agreement, the following terms are defined as follows:

a.	“Capital Contributions” The capital contribution to the Venture actually made by the Members, including property, cash and any additional capital contributions made.

b.	“Majority Vote” A Majority Vote is any amount greater than one-half of the authorized votes.

c.

“Operation of Law” The Operation of Law means rights or duties that are cast upon a party by the law, without any act or agreement on the part of the individual including but not limited to an assignment for the benefit of creditors, a divorce, or a bankruptcy.

d.

“Profits and Losses” Profits and Losses will mean the net profits or net losses of the Venture as calculated for federal income tax purposes and shown on its books of account. Profits and losses will be less of all expenses, depreciation and such other charges or additions as are appropriate. Profits and Losses are fixed by the Venture’s fiscal year.

Miscellaneous

63.	Time is of the essence in this Agreement.

64.	This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

65.

Headings are inserted for the convenience of the Members only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa. Words in the neuter gender include the masculine gender and the feminine gender and vice versa.

66.

If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the Members’ intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

67.

This Agreement contains the entire agreement between the Members. All negotiations and understandings have been included in this Agreement. Statements or representations which may have been made by any Member in the negotiation stages of this Agreement may in some way be inconsistent with this final written Agreement. All such statements are declared to be of no value in this Agreement. Only the written terms of this Agreement will bind the Members.

68.	This Agreement and the terms and conditions contained in this Agreement apply to and are binding upon the Member’s successors, assigns, executors, administrators, beneficiaries, and representatives.

69.

Any notices or delivery required here will be deemed completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the Members at the addresses contained in this Agreement or as the Members may later designate in writing.

70.	All of the rights, remedies and benefits provided by this Agreement will be cumulative and will not be exclusive of any other such rights, remedies and benefits allowed by law.

IN WITNESS WHEREOF the Members have duly affixed their signatures under hand and seal on this 9TH day of SEPTEMBER, 2020.

SIGNED, WITNESSED, AND DELIVERED

in the presence of:	KD Holdings LLC (Member)

Witness: /s/ Krajnovic Dusanka (Sign)	Per:	/s/ [ILLEGIBLE]
Witness Name: Krajnovic Dusanka

SIGNED, WITNESSED, AND DELIVERED

in the presence of:	Global Crossing Airlines LLC (Member)

Witness: /s/ Ryan Goepel (Sign)	Per:	/s/ Ed Wegel
Witness Name: Ryan Goepel